U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2010

American Capital, Ltd.

(Exact name of registrant as specified in its charter)

DELAWARE	814-00149	52-1451377
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Bethesda Metro Center, 14th Floor Bethesda, MD 20814

(Address of principal executive offices, zip code)

Registrant's telephone number, including area code: (301) 951-6122

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.04. Temporary Suspension of Trading Under Registrant's Employee Benefit Plan.

On November 4, 2010, American Capital, Ltd. sent the following notice to its Directors and

Executive Officers with regard to a matter as to which it had been notified on November 2, 2010 in its capacity as administrator of the American Capital, Ltd. 401(k) Plan and American Capital, Ltd. Employee Stock Ownership Plan:

American Capital, Ltd.

Notice to Directors and Executive Officers

Important Notice Concerning Your Ability to Trade in American Capital, Ltd. Common Stock:

November 4, 2010

This notice is to inform you that you generally will be unable to purchase or sell shares of American Capital, Ltd. common stock, $0.01 par value per share, during the period beginning at the close of business on December 7, 2010 and ending on or about January 9, 2011.

Over the next few months, the investment, trustee, and recordkeeping services for the American Capital, Ltd. 401(k) Plan (the "401(k) Plan") and the American Capital, Ltd. Employee Stock Ownership Plan (the "ESOP," together with the 401(k) Plan, the "Plans") will be transitioned from Great West Retirement Services to Fidelity Investments®. As a result of this change, participants in the Plans will be unable to direct or diversify their investments, or obtain a distribution from the Plans period beginning at the close of business on December 7, 2010 and ending on or about January 9, 2011 (the "blackout period"). This notice is provided to you pursuant to Rule 104 of Regulation BTR promulgated under the Securities Exchange Act of 1934, as amended, and Section 306 of the Sarbanes-Oxley Act of 2002. Pursuant to these rules, directors and executive officers generally may not directly or indirectly purchase, sell or otherwise acquire or transfer any equity security of the company for which they serve as a director or executive officer during the blackout period. Accordingly, you may not engage in such transactions in American Capital, Ltd. common stock during the blackout period.

You will receive notice if the blackout period changes for any reason. If you have any questions concerning this notice or whether the blackout period has ended, you may contact Samuel A. Flax, Executive Vice President, General Counsel, Chief Compliance Officer and Secretary, American Capital, Ltd., 2 Bethesda Metro Center, 14th Floor, Bethesda, Maryland 20814 or by telephone at 301-951-6122.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN CAPITAL, LTD.

Dated: November 4, 2010	By:	/s/ Samuel A. Flax
Samuel A. Flax Executive Vice President, General Counsel and Secretary